UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 10, 2003

TELOS CORPORATION

(Exact name of registrant as specified in charter)

Maryland (State of Incorporation)	1-8443 (Commission File Number)	52-0880974 (I.R.S. Employer ID No.)

19886 Ashburn Road, Ashburn, Virginia (Address of principle executive offices)	20147-2358 (Zip Code)

(Registrant’s telephone number, including area code) (703) 724-3800

Item 5.    Other Events.

On March 10, 2003 Telos Corporation, a Maryland corporation (“the Company’) and Telos OK, LLC (“Telos OK”) entered into a purchase agreement whereby the Company sold to Telos OK all of its issued and outstanding membership units of Telos OK for a total consideration of $4.5 million. The Company had accounted for its investment in Telos OK under the equity method and, at the time of this transaction, the Company had a zero basis recorded for this investment. The parties agreed to allocate the proceeds of the sale as follows:

•	$4.0 million to the company at close
•	A minimum of 12 monthly payments to the Company in the amount of $45,000 per month, or a total of $540,000, to recover its fixed infrastructure costs associated with providing the inter company support services

The parties also agreed that the Company would provide certain inter company support services to Telos OK for a period of 12 months in the amount of $45,000 per month, or a total of $540,000.

As additional consideration for the sale of the membership units, the Company and Telos OK committed to certain “non-compete” and “no solicitation” agreements between the two parties. The “no solicitation” commitment provides a specific exception for the employment by Telos OK of David S. Aldrich former President, CEO and Director of the Company.

Any employees of the Company, previously serving as officers of Telos OK resigned said positions at Telos OK effective the date of the sale.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be filed on its behalf by the undersigned, thereunto duly authorized.

TELOS CORPORATION

Date: March 24, 2003	By:	/s/ THOMAS J. FERRARA
Thomas J. Ferrara
Chief Financial Officer